EXHIBIT 23.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

      We have issued our report dated April 11, 1997 accompanying the consolidated financial statements of American List Corporation, which report appears in Snyder Communications, Inc.'s registration statement on Form S-3 (File No. 333-50929) (the consolidated financial statements of American List Corporation are not presented separately therein), which is incorporated by reference in this Registration Statement of Snyder Communications, Inc. on Amendment No. 1 to Form S-3 (File No. 333-60385). We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP

Melville, New York
August 10, 1998